UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                             Novamerican Steel, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    66986M100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |X|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 66986M100                   13G                     Page 2 of 12 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSONS: Scopia Management Inc.

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): 13-416-2637
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  [_]
                                                          (b)  [X]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   CITIZENSHIP OR PLACE OF ORGANIZATION             United States
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER             -0-
    NUMBER OF         ----------------------------------------------------------
     SHARES            6    SHARED VOTING POWER           2,634,673
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        7    SOLE DISPOSITIVE POWER        -0-
    REPORTING         ----------------------------------------------------------
   PERSON WITH         8    SHARED DISPOSITIVE POWER      2,634,673
--------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           2,634,673
--------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                         [_]
--------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9):                            10.27%
--------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON:*                       C0, IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP No. 66986M100                   13G                     Page 3 of 12 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSONS: Matthew Sirovich

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  [_]
                                                          (b)  [X]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   CITIZENSHIP OR PLACE OF ORGANIZATION             United States
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER             -0-
    NUMBER OF         ----------------------------------------------------------
     SHARES            6    SHARED VOTING POWER           2,634,673
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        7    SOLE DISPOSITIVE POWER        -0-
    REPORTING         ----------------------------------------------------------
   PERSON WITH         8    SHARED DISPOSITIVE POWER      2,634,673
--------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           2,634,673
--------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                         [_]
--------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9):                            10.27%
--------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON:*                       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP No. 66986M100                   13G                     Page 4 of 12 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSONS: Jeremy Mindich

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  [_]
                                                          (b)  [X]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   CITIZENSHIP OR PLACE OF ORGANIZATION             United States
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER             -0-
    NUMBER OF         ----------------------------------------------------------
     SHARES            6    SHARED VOTING POWER           2,634,673
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        7    SOLE DISPOSITIVE POWER        -0-
    REPORTING         ----------------------------------------------------------
   PERSON WITH         8    SHARED DISPOSITIVE POWER      2,634,673
--------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           2,634,673
--------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                         [_]
--------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9):                            10.27%
--------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON:*                       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP No. 66986M100                   13G                     Page 5 of 12 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSONS: Scopia PX, LLC

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): 05-0548220
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  [_]
                                                          (b)  [X]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   CITIZENSHIP OR PLACE OF ORGANIZATION             United States
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER             -0-
    NUMBER OF         ----------------------------------------------------------
     SHARES            6    SHARED VOTING POWER           987,207
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        7    SOLE DISPOSITIVE POWER        -0-
    REPORTING         ----------------------------------------------------------
   PERSON WITH         8    SHARED DISPOSITIVE POWER      987,207
--------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           987,207
--------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                         [_]
--------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9):                            3.85%
--------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON:*                       C0
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP No. 66986M100                   13G                     Page 6 of 12 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSONS: Scopia PX International Ltd

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  [_]
                                                          (b)  [X]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   CITIZENSHIP OR PLACE OF ORGANIZATION             United States
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER             -0-
    NUMBER OF         ----------------------------------------------------------
     SHARES            6    SHARED VOTING POWER           957,841
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        7    SOLE DISPOSITIVE POWER        -0-
    REPORTING         ----------------------------------------------------------
   PERSON WITH         8    SHARED DISPOSITIVE POWER      957,841
--------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           957,841
--------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                         [_]
--------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9):                            3.74%
--------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON:*                       CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP No. 66986M100                   13G                     Page 7 of 12 Pages
--------------------------------------------------------------------------------

Item 1(a).  Name of Issuer:

            Novamerican Steel, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                  28 West 44th St, 16th Fl
                  New York, New York 10036
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

            Scopia Management Inc.         Scopia PX, LLC
            Matthew Sirovich               Scopia PX International Ltd
            Jeremy Mindich
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            The principal Business Office of Scopia Management Inc., Scopia PX, LLC, Matthew Sirovich and Jeremy Mindich is:

            450 Seventh Avenue, New York, NY  10123

            The principal Business Office of Scopia PX International Ltd is:

            c/o Prime Management Limited
            Mechanus Building
            12 Church Street
            Hamilton HM 11, Bermuda
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            The citizenship of Matthew Sirovich and Jeremy Mindich is:

            United States

            Scopia Management Inc. is a New York corporation

            Scopia PX, LLC is a Delaware corporation.

            Scopia PX International Ltd is a Bermuda exempted mutual fund company.
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $0.001 par value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            66986M100
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a)   [_] Broker or dealer registered under Section 15 of the Exchange
            Act.

      (b)   [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

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CUSIP No. 66986M100                   13G                     Page 8 of 12 Pages
--------------------------------------------------------------------------------

      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) [_] Investment company registered under Section 8 of the Investment Company Act.

      (e)   [X] An investment adviser in accordance with Rule
            13d-1(b)(1)(ii)(E)(1);

      (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)(2);

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j)   [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      Scopia Management Inc.

      (a)   Amount beneficially owned:

            2,634,673
            --------------------------------------------------------------------

      (b)   Percent of class:

            10.27%
            --------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  0

            (ii)  Shared power to vote or to direct the vote

                  2,634,673

----------
(1) These securities are held in the accounts of several investment funds and managed accounts (the "Investment Vehicles") for which Scopia Management Inc. ("Scopia Management") serves as the investment manager. Matthew Sirovich and Jeremy Mindich are the control persons of Scopia Management. Scopia Management and Messrs. Sirovich and Mindich may be deemed to beneficially own the securities held by the Investment Vehicles and Messrs. Sirovich and Mindich's status as the control persons of Scopia Management.

--------------------------------------------------------------------------------
CUSIP No. 66986M100                   13G                     Page 9 of 12 Pages
--------------------------------------------------------------------------------

            (iii) Sole power to dispose or direct the disposition of

                  0

            (iv)  Shared power to dispose or direct the disposition of

                  2,634,673

      Matthew Sirovich

      (a)   Amount beneficially owned:

            2,634,673
            --------------------------------------------------------------------

      (b)   Percent of class:

            10.27%
            --------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  0

            (ii)  Shared power to vote or to direct the vote

                  2,634,673

            (iii) Sole power to dispose or to direct the disposition of

                  0

            (iv)  Shared power to dispose or to direct the disposition of

                  2,634,673

      Jeremy Mindich

      (a)   Amount beneficially owned:

            2,634,673
            --------------------------------------------------------------------

      (b)   Percent of class:

            10.27%
            --------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  0

            (ii)  Shared power to vote or to direct the vote

                  2,634,673

--------------------------------------------------------------------------------
CUSIP No. 66986M100                   13G                    Page 10 of 12 Pages
--------------------------------------------------------------------------------

            (iii) Sole power to dispose or to direct the disposition of

                  0

            (iv)  Shared power to dispose or to direct the disposition of

                  2,634,673

      Scopia PX, LLC

      (a)   Amount beneficially owned:

            987,207
            --------------------------------------------------------------------

      (b)   Percent of class:

            3.85%
            --------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  0

            (ii)  Shared power to vote or to direct the vote

                  987,207

            (iii) Sole power to dispose or to direct the disposition of

                  0

            (iv)  Shared power to dispose or to direct the disposition of

                  987,207

      Scopia PX International Ltd

      (a)   Amount beneficially owned:

            957,841
            --------------------------------------------------------------------

      (b)   Percent of class:

            3.74%
            --------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  0

            (ii)  Shared power to vote or to direct the vote

                  957,841

--------------------------------------------------------------------------------
CUSIP No. 66986M100                   13G                    Page 11 of 12 Pages
--------------------------------------------------------------------------------

            (iii) Sole power to dispose or to direct the disposition of

                  0

            (iv)  Shared power to dispose or to direct the disposition of

                  957,841

Item 5.     Ownership of Five Percent or Less of a Class.*

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

            --------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

      If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

            N/A
            --------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

      If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

            N/A
            --------------------------------------------------------------------

Item 8.     Identification and Classification of Members of the Group.

      If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and
      Item 3 classification of each member of the group. If a group has filed

* Scopia PX, LLC and Scopia PX International, Ltd. have ceased to be the beneficial owners of more than 5% of the Issuer's outstanding common stock.

--------------------------------------------------------------------------------
CUSIP No. 66986M100                   13G                    Page 12 of 12 Pages
--------------------------------------------------------------------------------

      this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

            N/A
            --------------------------------------------------------------------

Item 9.     Notice of Dissolution of Group.

      Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

            N/A
            --------------------------------------------------------------------

Item 10.    Certifications.

        By signing below, each reporting person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               September 8, 2008
                               -------------------------------------------------
                                             (Date)

                               SCOPIA MANAGEMENT INC.

                               By: /s/ Jeremy Mindich
                               -------------------------------------------------
                               Name:  Jeremy Mindich
                               Title: President

                               By: /s/ Matthew Sirovich
                               -------------------------------------------------
                               Name: Matthew Sirovich

                               By: /s/ Jeremy Mindich
                               -------------------------------------------------
                               Name: Jeremy Mindich

                               SCOPIA PX, LLC

                               By: /s/ Scopia Capital, LLC, Managing Member
                               -------------------------------------------------
                               Name:  Jeremy Mindich
                               Title: Managing Partner

                               SCOPIA PX INTERNATIONAL LTD

                               By: /s/ Scopia Management Inc. Investment Manager
                               -------------------------------------------------
                               Name:  Jeremy Mindich
                               Title: Managing Member

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                       Exhibit A

                                    AGREEMENT

The undersigned agree that this Schedule 13G/A dated September 8, 2008 relating to the Common Stock of Novamerican Steel, Inc. shall be filed on behalf of the undersigned.

                                 September 8, 2008

                                 Scopia Management Inc.

                                 By: /s/ Jeremy Mindich
                                 -----------------------------------------------
                                 Name: Jeremy Mindich
                                 Title: President


                                 By: /s/ Jeremy Mindich
                                 -----------------------------------------------
                                 Name: Jeremy Mindich


                                 By: /s/ Matthew Sirovich
                                 -----------------------------------------------
                                 Name: Matthew Sirovich


                                 Scopia PX, LLC.

                                 By: /s/ Scopia Capital, LLC, Managing Member
                                 -----------------------------------------------
                                 Name: Jeremy Mindich
                                 Title: Managing Partner



                                 Scopia PX International PX, Ltd

                                 By: /s/ Scopia Capital, LLC, Managing Member
                                 -----------------------------------------------
                                 Name: Jeremy Mindich
                                 Title: Managing Partner